Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-199734, 333-266515) on Form S-8 and registration statement (No. 333-282349) on Form S-3 of our reports dated March 3, 2025, with respect to the consolidated financial statements of Allegiant Travel Company and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Dallas, Texas
March 3, 2025